Exhibit 5.1 May 14, 2024 Knowles Corporation 1151 Maplewood Drive Itasca, Illinois 60143 Re: Registration Statement on Form S-8 Ladies and Gentlemen: I am Senior Vice President, General Counsel and Secretary of Knowles Corporation, a Delaware corporation (the "Company"), and am delivering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of the Company to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the "Act"), in connection with the offering by the Company of up to 7,300,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), under the Second Amended and Restated Knowles Corporation 2018 Equity and Cash Incentive Plan (the "Plan"). I have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to my satisfaction, of the Company’s Restated Certificate of Incorporation, the Company’s By-laws, the Plan and such other agreements, instruments and documents as I have deemed relevant and necessary in rendering this opinion, including the Company’s board resolutions approving the Plan. In rendering this opinion, I have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to me as originals; and the conformity to originals of all documents submitted to me as certified or photocopies. On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that, when the Registration Statement becomes effective under the Act, any newly issued Common Shares delivered pursuant to the Plan will, when so delivered, be validly issued, fully paid and nonassessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

2 I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware (the “DGCL”). I am not admitted to practice in the State of Delaware; however, I am generally familiar with the DGCL as currently in effect and have made such inquiries as I consider necessary to render the opinion above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. I assume no obligation to revise or supplement this opinion should (i) the DGCL be changed by legislative action, judicial decision or otherwise or (ii) any future development causes any change or modification herein. Very truly yours, /s/ Robert J. Perna